                                                             EXHIBIT (E)(3)

                     THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS
                               AMENDMENT NO. 1
                                    TO
               THE FIRST AMENDED AND RESTATED DISTRIBUTION CONTRACT


     AMENDMENT NO. 1 to the First Amended and Restated Distribution Contract dated as of October 31, 1997 (the "Contract") between Lutheran Brotherhood Family of Funds (the "Trust") and Lutheran Brotherhood Securities Corp. (the "Distributor"), made effective as of the 31st day of October, 1999.

                            W I T N E S S E T H:

     WHEREAS, Paragraph 11 of the Contract provides that the Contract may be amended at any time by mutual agreement of the parties provided the amendment is approved by a majority of the Trustees of the Trust; and

     WHEREAS, on September 8, 1999, a majority of the Trustees voted to amend the Contract by by adding the new paragraph 2(i) below; and

     WHEREAS, on September 7, 1999, a majority of the Directors of the Distributor voted to amend the Contract by adding the new paragraph 2(i) below; and

     WHEREAS, the undersigned are duly authorized to execute this Amendment.

     NOW, THEREFORE, effective October 31, 1999, the Contract shall contain the following paragraph 2(i):

          (2)(i) The Distributor shall also undertake certain shareholder servicing activities on behalf of the Funds with respect to the Institutional Class Shares, as is more fully set forth in the Shareholder Servicing Plan with regard to the Institutional Class Shares dated September 8, 1999. For providing these services, the Distributor shall be entitled, subject to the terms and conditions of the Shareholder Servicing Plan adopted with regard to the Institutional Class Shares, to a fee at an annual rate of 0.15% of the average daily value of net assets represented by such Institutional Class Shares.

     The undersigned hereby certify that the Amendment set forth above has been duly adopted in accordance with the provisions of the Contract.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hands as of the day and year first above written.


LUTHERAN BROTHERHOOD                           LUTHERAN BROTHERHOOD
FAMILY OF FUNDS                                SECURITIES CORP.


By:  /s/ Rolf F. Bjelland                      By:  /s/ David W. Angstadt
     ------------------------                      -------------------------
Name:  Rolf F. Bjelland                        Name:  David W. Angstadt
Title: President                               Title: President